                                                                      EXHIBIT 21

                                  SUBSIDIARIES
                                       OF
                            SPRINGS INDUSTRIES, INC.

Name of Subsidiary                                                            Place of
- ------------------                                                           Incorporation
                                                                             -------------
1.   Catawba Trucking, Inc.                                                  South Carolina


2.   Clark-Schwebel Corporation                                              New York


3.   Clark-Schwebel, Inc.                                                    Delaware


4.   Dundee Acquisition Corp.                                                Georgia


5.   Fort Mill A Inc.                                                        Delaware


6.   Lancaster International Sales Corporation                               South Carolina


7.   Springmaid International, Inc.                                          South Carolina


8.   Springs Canada, Inc.                                                    Ontario


9.   Springs de Mexico, S.A. de C.V.                                         Mexico


10.  Springs Industries (Asia) Inc.                                          Delaware


11.  Springs Management Company, Inc.                                        South Carolina


12.  Springs Sales Corporation                                               U.S. Virgin Islands


13.  Springs Window Fashions Division, Inc.                                  Delaware


14.  Warbird Corporation                                                     Delaware